Exhibit 99.1

Press Release

AMAG Pharmaceuticals Announces Proposed Private Offering of $450 Million of Senior Notes Due 2023

WALTHAM, Mass., Aug. 5, 2015 (GLOBE NEWSWIRE) -- AMAG Pharmaceuticals, Inc. (Nasdaq:AMAG) today announced that it intends, subject to market and other considerations, to offer $450 million aggregate principal amount of Senior Notes due 2023 (the “notes”).

AMAG intends to use the net proceeds from this offering to finance its previously announced acquisition of Cord Blood Registry® (“CBR”), to refinance certain existing indebtedness, to pay various fees and expenses incurred in connection with the CBR acquisition and related financing transactions, and for general corporate purposes.

The notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. buyers in accordance with Regulation S under the Securities Act. The notes have not been and are not expected to be registered under the Securities Act or under any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About AMAG

As a specialty pharmaceutical company, AMAG Pharmaceuticals, Inc. uses its business and clinical expertise to bring medical therapies and other innovations to market that provide clear benefits and improve people’s lives. Based in Waltham, Massachusetts, AMAG has a diverse portfolio of products in the areas of maternal health, anemia management and cancer supportive care. In addition to continuing to pursue opportunities to make new advancements in patients’ health and to enhance treatment accessibility, AMAG intends to continue to expand and diversify its portfolio through the in-license or purchase of additional pharmaceutical products or companies.

Safe Harbor Statement

This press release contains forward-looking information about AMAG Pharmaceuticals, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to statements regarding the proposed private offering, the anticipated use of proceeds of the offering and the expectations regarding size and timing of completion of the offering, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, the risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 and subsequent filings with the SEC. Any of these risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

CONTACT:            AMAG Pharmaceuticals, Inc.

Linda Lennox, 617-498-2846

Vice President, Investor Relations & Corporate Communications

AMAG Pharmaceuticals, Inc.